EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made this 10th day of December 2012, is by and between U.S.A. Graphite, Inc., a Nevada corporation, having its principal place of business located at 848 N. Rainbow Blvd. #3550 Las Vegas, Nevada 89107, hereinafter referred to as (the "Employer" or the "Company"), and Wayne Yamamoto, hereinafter referred to as (the "Employee").

ARTICLE 1.

TERM OF EMPLOYMENT

1.1 Term. Employee's employment by Company shall commence on November 1, 2012, and shall continue at-will as defined by Nevada state law. At-will employment may be terminated by either the Employer or Employee at any time with or without cause. Employer and Employee agree to give to the other party written notice of termination. If Employee's employment ends, the Employee's status as an officer of the Company shall also be terminated.

1.2 Probation Period. As of the commencement date of the Term, the Employee's employment is subject to a mandatory 90 day probation period, whereby the Employee must demonstrate exemplary performance satisfactory to management and in compliance with the standards set forth in the U.S.A. Graphite, Inc. Employee Handbook. At the end of the Probation Period, management shall conduct an Employee review to determine whether the Employee has met all performance standards required for continuation of Employee's employment

ARTICLE 2.

DUTIES OF EMPLOYEE

2.1 General Duties. The Employee shall serve as Chief Executive Officer for the Company. The Employee shall do and perform all services, acts, and obligations associated with their position for the Company, including but not limited to the establishment of operations of the Company. The Employee shall be a/an exempt (Exempt or Non-Exempt Employee) under the provisions of the 1974 Federal Wage Hour Law as defined in Article 3, Section 3.2 of this Agreement. Any action undertaken on behalf of the Employer shall be done prudently and in good faith in furtherance of the Employer’s business.

2.2 Changes in Duties. The Employer may change the duties of the Employee from time-to-time without resulting in a cancellation of this Agreement. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

2.3 Devotion of Time to Employer's Business. The Employee shall work as many hours and days as reasonably necessary to perform the duties required by the Company. During said hours, the employee, shall devote his entire productive time, ability, and attention to the business of the Employer during the term of this contract. The Employee shall not directly or indirectly render any services of a business, a commercial, or a professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Employer.

ARTICLE 3.

COMPENSATION OF EMPLOYEE

3.1 Salary. As compensation for services provided hereunder, the Employee shall receive from the Company a salary of $2,000.00 per month, which shall be payable proportionately on the Company's regular payroll payment dates for its employees. Employee's salary shall be subject to change at the discretion of the Company.

3.2 Exempt/Non-Exempt Employees. Employees classification as Exempt or Non-Exempt shall be determined by management and noted in Article 2, Section 2.1 of this Agreement.

(a) A Non-Exempt Employee shall received bi-weekly compensation and is entitled to overtime compensation under the 1974 Federal Wage Hour Law. Non-Exempt Employee's are paid according to the number of hours they worked per week and receive overtime pay at time and one-half for hours worked beyond a 40-hour week in accordance with the law. Non-exempt employees may not incur overtime without the specific permission of a supervisor, and supervisors must be able to give suitable justification for incurring such overtime charges to the Director of Human Resources and the Vice President for Financial Affairs.

(b) Exempt Employees are those in executive, managerial, administrative, and learned professional positions (monthly) are exempt from overtime law provisions; exempt employees are paid an annual salary, rather than an hourly wage. Exempt employees are expected to work the number of hours necessary to complete responsibilities, assignments and objectives by their supervisor, and as necessary, this may mean that at times exempt employees work more hours than the standard 40-hour work week.

3.2 Additional Compensation. As additional compensation for services rendered to the Company, hereunder, the Employee is to receive 30,000,000 shares of the Company’s restricted common stock. Employee shall also receive such bonuses, whether incentive, merit or otherwise, in the form of either cash, stock, or otherwise, as the Company determines from time to time.

3.3 Adjustments to Salary and Bonuses. Notwithstanding the above, the Employer in its sole discretion may give salary raises and bonuses to Employee based upon Employee’s job performance.

3.4 Deduction for Taxes. The Employer shall have the right to deduct from the compensation due to the Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charges which may not be in effect or hereafter enacted or required as a charge on the compensation of the Employee.

3.5 Employee Benefits. During the period of Employee's employment by the Company, Employee may be entitled to participate in all of the Company's qualified retirement plans and welfare benefit plans. In accordance with the U.S.A. Graphite, Inc. Employee Handbook, the Employer has established a “Paid Time Off” program (PTO) under which vacation, holiday, and sick time are put into one time bank and administered together. Please see the U.S.A. Graphite, Inc. Employee Handbook for a description of vacation, holiday and sick time benefits that may be available.

At such time as the Employer adopts and establishes a Health Care Insurance program, the Employee may be entitled to coverage under the Employer's Health and Dental Insurance, subject to mutual agreement between Employer and Employee as to their respective sharing of expenses and costs of the plan.

ARTICLE 4.

REIMBURSEMENT OF EXPENSES

4.1 Reimbursement of Expenses. All business expenses reasonably incurred by the Employee in promoting the business of the Employer may be paid for by the Employee who will later be reimbursed by the Employer. Reimbursement shall only be available if the Employee follows procedural requirements provided in the U.S.A. Graphite, Inc. Employee Handbook, and acquires the written consent of the Company prior to incurring such debt.

ARTICLE 5.

PROPERTY RIGHTS OF THE PARTIES

5.1 Inventions, Copyrights, Patents and Trademarks. The Employee agrees to fully inform and disclose to the Employer all inventions, designs, improvements, and discoveries which he now has or may hereafter have during the term of his employment which pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of the Employer. The Employee should assist the Employer to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable. All patents obtained shall give the Company full and exclusive title thereto, and protect the same against infringement by others.

5.2 Trade Secrets. The Employee during the term of employment under this Agreement will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, customer lists, customer requirements and compilations of information, records and specifications, which are owned by the Employer and which are regularly used in the operation of the business of the Employer. The Employee shall not disclose any of the aforesaid Trade Secrets, directly or indirectly or use them in any way, either during the term of Employment or at any time thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer.

5.3 Non-Solicitation of Customers After Termination of Employment. The Employee shall not, following the termination of employment, for whatever reason, either directly or indirectly:

(a)	Make known to any person, firm or corporation the names or addresses of any of the customers of the Employer or any other information pertaining to them; or

(b)	Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers of the Employer on whom the Employee called or with whom he became acquainted during his employment with the Employer, either for himself or for any other person, firm, or corporation.

5.4 Ownership of Employer and Customer Records. All Records of the Employer and the accounts of customers and any other records and books relating in any manner whatsoever to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall be the exclusive property of the Employer regardless of who actually purchased the original book or record. All such books and records shall be immediately returned to the Employer by the Employee upon any termination of Employee’s employment. If the Employee purchases any such original book or record, he shall immediately notify the Employer, who then shall immediately reimburse him.

5.5 Non-Competition Agreement. In connection with this Agreement, Employee agrees that he shall not, either directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in or finance, directly or indirectly, any business venture that is similar to and/or in competition in any manner whatsoever with the business of the Company within the area, herein called "designated area" consisting of a 30 mile radius of Chloride, Arizona, for so long as Employee is employed by, or associated in any manner with the Company and for a period of six (3) months after the termination of Employee's employment with the Company.

Employee agrees not to solicit the customers of the Company for his personal account or the account of any other person or entity other than the Company; the Employee and Company agree that this covenant not to compete is enforceable and necessary to protect the Company's Trade Secrets including, but not limited to, patent and trademark designs, suppliers, company records and customer lists of the Company.

In the event that any non-competition provision provided in Article 5, Section 5.5 of this Agreement is deemed unenforceable, it shall be severed and the balance of this Agreement shall be enforced.

5.6 Return of Employer's Property. On termination of employment or whenever requested by the Employer, the Employee shall immediately deliver to the Employer all property in his possession or under his control belonging to the Employer including, but not limited to the equipment, supplies, records, and other personal property under Employee's control, which is the Employer's, in good condition, with ordinary wear and tear and damage by any cause beyond the reasonable control of the Employee excepted.

ARTICLE 6.

OBLIGATIONS OF THE EMPLOYEE

6.1 Non-competition by Employee. During the term of this Agreement the Employee shall not, directly or indirectly, whether as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Employer pursuant to Section 5.5 of this Agreement.

6.2 Indemnification. The Employee shall indemnify and save harmless the Employer from all liability from loss, damage, or injury to the persons or property resulting from the negligence or misconduct of the Employee.

ARTICLE 7.

CONFIDENTIALITY

7.1 Term of Confidentiality Period. During the period of the Employee’s employment by the Company and for a two year period after termination, the Employee shall hold in confidence and shall not disclose or publish, except in the performance of his duties under this Agreement, any Confidential Information that is presented or disclosed to the Employee in connection with his employment by the Company.

7.2 Confidential Information. The term "Confidential Information" as used herein shall mean (a) any and all information received by one party hereto (the “Employee”) from the other party hereto (the “Employer”) regarding the Employment, and (b) any and all information gathered by either in the course of discussing and/or implementing the Employment Agreement, whether written or oral, and if written, however produced, that would logically be considered confidential, and which information shall include, without limitation, (i) all ideas, concepts, strategies, corporate and financing structures, data, summaries, reports, drawings, charts, specifications, forms, materials, term sheets, agreements and contracts (including this Agreement) relating in any way to the Employment, (ii) all information of any nature concerning either party’s financial contacts and resources, distribution contacts and resources, technical information and know-how, business dealings and negotiations with third parties, potential mergers and acquisitions, shareholders, members, clients, employees, consultants and affiliates, and (iii) the Company’s manufacturing processes, customer lists, supplier lists, financial records, and communications made by and between the Employee and Company with regards to any business of the Company.

7.3 Non-Confidential Information

(a) Not withstanding Section 7.2, the term "Confidential Information" does not include information which (i) is publicly available or becomes generally available to the public other than as a result of a disclosure by the Employer, (ii) becomes available to the Employee on a non-confidential basis from a source other than the Employer, provided that such source is not bound by a confidentiality agreement or other obligation of secrecy with the Employer, or (iii) is independently developed by the Employee.

(b) The provisions of this Agreement prohibiting disclosure of Confidential Information shall not apply to Confidential Information that the Employee is lawfully required to disclose pursuant to an order of a court of competent jurisdiction, provided that before making such disclosure the Employee shall promptly notify the Employer of such disclosure order and upon request of the Employer shall fully cooperate in contesting such disclosure. If after such contest disclosure is still required, then the Employee shall seek confidentiality treatment from the entity requiring disclosure to the extent that the same is available.

7.4 Non-Confidential Information. Notwithstanding Section 7.2, the term Confidential Information shall not include any information of material that (i) is in, or has passed into, the public domain; (ii) is lawfully received by the Employee from a third party; (iii) is required to be disclosed by Employee by law or pursuant to an order determination issued by a court or any federal, state or municipal regulatory or administrative agency; or (iv) was in the possession of, or known by Employee prior to his Employment by Company.

7.5 Employee Acknowledgement.

(a) Employee agrees that he or she shall not, at any time, disclose, in whole or in part, the Confidential Information to any third party, unless the Employer is in possession of a duly executed Confidentiality, Non-Disclosure and Non-Circumvention Agreement between the other party to this Agreement and the third party to whom the Confidential Information would be disclosed. Employee agrees that it shall not, at any time, disclose, in whole or in part, the Confidential Information to any third party, without first obtaining express written permission from the Employer. The Employee further and specifically agrees not to disclose, in whole or in part, the Confidential Information (including without limitation, the provisions of any term sheets or letters of intent) to any third parties. Employee may not reveal Confidential Information to any affiliates except those who are deemed by the Employer to be necessary, and provided that the Confidential Information will be used by such affiliates solely in connection with the business of the Company. The Employee shall take all necessary and appropriate precautions to avoid the unauthorized disclosure of Confidential Information. As used in this Agreement, “affiliates” shall include but shall not be limited to (a) any entities of which either respective party is an employee, officer, director, partner, member, ten percent or greater shareholder, and any subsidiaries, partnerships or any other entities controlled by such entities, (b) all officers, directors, agents, employees, partners, ten percent or greater shareholders, consultants and advisors of each respective party, and (c) any entity newly formed by either party subsequent hereto under the same or a similar name.

(b)The Employee hereby acknowledges that the Confidential Information protected hereunder is of an extraordinary nature and value and cannot, in the event of any unauthorized disclosure or use by the Employee, be adequately or reasonably compensated for in damages awarded in an action at law. Each party therefore agrees that in the event of such unauthorized disclosure or use by the Employee, the Employer shall be entitled to require of the Employee specific performance of all acts and undertakings so required hereunder and to obtain injunctive and other equitable relief to prevent any further violation of any provisions herein. In any action taken by the Employer to enforce its rights under this Agreement, the Employer shall be entitled to recover its costs of enforcement, including reasonable attorney's fees.

7.6 Return of Confidential Information. If at any time the Employer requests in writing, the Employee shall immediately return to the Employer all written and tangible Confidential Information originating with the Employer (including without limitation, all documents, business plans, booklets, proposals, confidential memoranda, maps, letters, memos, drawings, charts, specifications, discs, magnetic tapes, electronic files and data bases) and any and all copies thereof.

7.7 Exclusive property of the Company. Confidential Information shall remain the sole and exclusive property of the Employer. The Employee shall make no commercial use whatsoever, in whole or in part, of the Confidential Information, shall not use the Confidential Information to establish or operate or assist anyone in the establishment or operation of a business, product or service similar or in competition, directly or indirectly, with the business of the Employer anywhere in the world. Further, the Employee shall not mechanically copy or otherwise reproduce the Confidential Information. Nothing herein shall be construed as to grant the Employee any right or license under any patent, copyright, trademark or any other right relating to the Confidential Information. Each party understands and agrees that any and all contracts prepared by the other party hereto (not including the form of this Agreement) are protected by copyright and/or by this Agreement and the Employee may not copy or use in any manner, all or any portion of, such contracts for any purpose other than in connection with the Employment.

7.8 Circumvention. The Employee will not, in any manner, circumvent, or attempt to circumvent, the Employer by entering into any direct or indirect negotiations, communications, or transactions, or solicit or accept any business or financing from or for, any parties, contacts or sources introduced (“Introduced Party”) to the Employee by the Employee, without the express prior written consent of the Employer.

ARTICLE 8.

TERMINATION OF EMPLOYMENT

8.1 Termination of Employee. Employment in any position within the Company pursuant to this Agreement is At-Will and may be terminated at any time for no reason. If the Employee willfully breaches or habitually neglects his duties which he is required to perform under the terms of this Agreement, or Employee has insufficiently performed said duties of his employment, the Employer may at its option terminate this Agreement in regards to that Employee, notwithstanding Article 2, hereof, by giving written notice of termination to the Employee, without prejudice to any other remedy to which the Employer may be entitled whether at law, in equity or under the terms of this Agreement and pursuant to the laws of the State of Arizona.

8.2 Compensation owed to Employee following Termination. Following termination of the Employee’s employment with the Company for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date. In accordance with the Company’s paid days off and vacation benefit policy provided within the U.S.A. Graphite, Inc. Employee Handbook, no accrued vacation or sick leave benefits may be paid out to the Employee, unless agreed upon in writing.

8.3 Effect of Employer's Merger, Transfer of Assets or Dissolution. This Agreement shall not be terminated by any merger or consolidation where the Employer is not the consolidated or surviving corporation but shall be terminated in the event of voluntary or involuntary dissolution of the Employer. In the event of a merger, consolidation or sale the Employer shall take all actions necessary to insure that such corporation or transferee is bound by the provisions of this Agreement.

8.4 Compensation owed to Employee as Effect of Employer's Merger, Transfer of Assets or Sale. In the event of a merger, consolidation or sale, the Employer and surviving entity, shall take all actions necessary to ensure that Employee, identified herein, is issued, upon or prior to the closing, any outstanding stock awards, both common and/or preferred, warrants, or any other compensation rights which have vested or should vest under this Agreement, immediately prior to the date of closing of the aforementioned event.

ARTICLE 9.

GENERAL PROVISIONS

9.1 Damages for Breach of Contract. In the event of a breach of this Agreement by either the Employer or Employee resulting in damages to the other party, that party may recover from the party breaching the agreement any and all damages that may be sustained.

9.2 Governing Law. This Agreement and the rights and obligations of the Company and Employee shall be governed by and construed in accordance with the laws of the State of Arizona without the application of any laws or conflicts of laws that would require or permit the application of the laws of any other jurisdiction.

9.3 Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing by either registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at their last known address. Notices delivered personally shall be deemed communicated on the date of the delivery.

9.4 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

9.5 Partial Invalidity. If any provision in this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

9.6 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

EMPLOYER

U.S.A. GRAPHITE, INC.

A Nevada Corporation

_______________________________

By: Wayne Yamamoto

Its: Chief Executive Officer

By execution of this agreement, Employee acknowledges they have received a copy of the U.S.A. Graphite, Inc. Employee Handbook and have had a reasonable amount of time to read the Handbook.

EMPLOYEE

_________________________________

(Signature) (Date)

________________________________

Wayne Yamamoto